Exhibit 99.1

Clearway Energy, Inc. Reports Full Year 2021 Financial Results

•Full year financial performance ahead of guidance and in-line with sensitivities
•Funded approximately $820 million in new growth investments
•Raised $1.3 billion in new corporate level capital through the issuance of Green Bonds; transactions provided for corporate interest savings and maturity extensions
•Sale of Clearway's Thermal Business remains on track to close in the first half of 2022
•Reaffirming 2022 financial guidance and pro forma CAFD outlook
•Increased the quarterly dividend by 2% to $0.3468 per share in the first quarter of 2022, or $1.3872 per share annualized

PRINCETON, NJ — February 28, 2022— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported full year 2021 financial results, including a Net Loss of $(75) million, Adjusted EBITDA of $1,150 million, Cash from Operating Activities of $701 million, and Cash Available for Distribution (CAFD) of $336 million.

"2021 was a tremendous year for Clearway. Results for the full year were ahead of CAFD guidance, the Company closed on approximately $820 million in growth investments, the balance sheet was optimized through the issuance of $1.3 billion in new corporate bonds providing both interest savings and maturity extensions, with the earliest corporate maturity now in 2028, and we announced the agreement to sell the Thermal Business for $1.9 billion,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “As we look forward, and with the sale of the Thermal Business on track to close in the first half of 2022, Clearway’s prospects have never been brighter. With the estimated $1.35 billion in net proceeds from the Thermal transaction, including $750 million in capital remaining to be allocated to growth investments, we have unprecedented financial flexibility to execute upon our long-term growth objectives, including the ability to achieve the upper range of our 5% to 8% annual dividend growth objective through at least 2026. This includes the latest opportunity with our sponsor, where we are advancing the next drop-down transaction which will further increase our leading renewable energy position and is expected to result in an investment of at least $250 million.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net Income/(Loss)

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/21	12/31/20	12/31/21	12/31/20
Conventional	47	43	172	140
Renewables	(42)	(83)	(65)	(109)
Thermal	8	(1)	22	3
Corporate	(69)	(32)	(204)	(96)
Net Loss	$(56)	$(73)	$(75)	$(62)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/21	12/31/20	12/31/21	12/31/20
Conventional	101	99	393	392
Renewables	142	119	723	655
Thermal	13	15	66	60
Corporate	(6)	(4)	(32)	(25)
Adjusted EBITDA	$250	$229	$1,150	$1,082

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/21	12/31/20	12/31/21	12/31/20
Cash from Operating Activities	$172	$104	701	545
Cash Available for Distribution (CAFD)[1]	$35	$30	$336	$295

For the fourth quarter of 2021, the Company reported Net Loss of $(56) million, Adjusted EBITDA of $250 million, Cash from Operating Activities of $172 million, and CAFD of $35 million. Net Loss decreased versus the fourth quarter of 2020 as the contribution from growth investments was partially offset by higher recorded non-cash income tax expense. Adjusted EBITDA results in the fourth quarter of 2021 were higher than the fourth quarter of 2020 primarily due to the contribution from growth investments. In the fourth quarter of 2021, CAFD results were higher than fourth quarter of 2020 primarily due to the timing of corporate level debt service from refinancing the 2025 Senior Notes, which was partially offset by timing of project level debt service and distributions from growth investments.

For the full year of 2021, the Company reported a Net Loss of $(75) million, Adjusted EBITDA of $1,150 million, Cash from Operating Activities of $701 million, and CAFD of $336 million. Net Loss increased versus 2020 primarily due to mark-to-market losses for economic hedging activities, offset in part by lower derivative interest expense due to non-cash changes in the fair value of interest rate swaps. Adjusted EBITDA results were higher than 2020 primarily due to the contribution of growth investments and higher renewable energy production at the Alta wind portfolio versus last year which was partially offset by the impact from the Texas winter event in February of 2021. For the full year, CAFD results were higher than 2020 primarily due to the contribution of growth investments.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. The Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic, however it did see some degradation in volumetric sales on a weather normalized basis at certain Thermal locations during 2021.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/21	12/31/20	12/31/21	12/31/20
Conventional Equivalent Availability Factor[2]	98.5%	96.7%	94.7%	94.9%
Renewables Generation Sold (MWh)[3]	2,673	1,714	11,313	7,460
Thermal Generation Sold (MWh/MWht)	474	474	2,094	1,995

In the fourth quarter of 2021, availability at the Conventional segment was higher than the fourth quarter of 2020 primarily due to an outage at El Segundo in 2020. Generation in the Renewables segment during the fourth quarter of 2021 was 56%
1 Includes adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment; volumes do not include the MWh generated/sold by the Company's equity method investments higher than the fourth quarter of 2020 primarily due to the contribution of growth investments. These growth investments included the acquisition of the 35% interest in Agua Caliente and the additional interest in the Distributed Generation partnerships where results for both are now consolidated due to the resulting change in ownership.

In February 2021, Texas experienced extreme winter weather conditions in which certain of the Company's wind projects were unable to operate and experienced outages due to the weather conditions at that time. Due to this event, and inclusive of amounts related to third-party equity investors, the Company recorded a reduction of approximately $50 million in revenue in the first quarter of 2021 to settle obligations for wind facilities during the extreme weather conditions. After factoring in third-party equity investor contributions, the cash impact to the Company during the first quarter of 2021 was approximately $25 million.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	12/31/2021	12/31/2020
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$33	$119
Subsidiaries	146	149
Restricted Cash:
Operating accounts	246	73
Reserves, including debt service, distributions, performance obligations and other reserves	229	124
Total Cash	$654	$465
Revolving credit facility availability	167	429
Total Liquidity	$821	$894

Total liquidity as of December 31, 2021 was $821 million, which was $73 million lower than as of December 31, 2020, as the execution of growth investments and the redemption of the 5.75% Senior Notes due 2025 was partially offset by the issuance of the 3.75% Senior Notes due 2031 and higher restricted cash balances at project level subsidiaries, including projects which the Company now consolidates in its financial statements.

The Company's liquidity includes $475 million of restricted cash as of December 31, 2021. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of December 31, 2021, these restricted funds were comprised of $246 million designated to fund operating expenses, approximately $34 million designated for current debt service payments, and $131 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $64 million is held in distribution reserve accounts.

Potential future sources of liquidity include excess operating cash flow, availability under the revolving credit facility, proceeds from asset dispositions, including the sale of the Thermal Business, and, subject to market conditions, new corporate debt and equity financings.

Due to the timing of growth investments and the expected closing date for the sale of the Thermal Business, the Company arranged the Bridge Loan Agreement to acquire the remaining 50% interest in the Utah Solar Portfolio as discussed below.

Divestitures

Disposition of the Thermal Business

On October 25, 2021, the Company announced that, through its subsidiary Clearway Energy Operating LLC, it had entered into a binding agreement to sell its Thermal Business to KKR for total consideration of $1.9 billion, subject to customary closing and working capital adjustments. Based on current estimates, the Company expects total net cash proceeds of approximately $1.35 billion as a result of the transaction. The estimated cash proceeds to the Company are after the assumption of project level debt, estimated taxes and other obligations owed, transaction expenses, and capital expenditures required to be funded pursuant to terms and conditions of the definitive agreement.

The Company's Thermal Business, commercially known as Clearway Community Energy, consists of thermal infrastructure assets that provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals, and governmental customers across the United States. For 2022, Clearway estimates that the Thermal Business would contribute approximately $40 million in segment level CAFD on a full year basis.

The transaction is subject to various customary closing conditions, approvals, and consents and is expected to close in the first half of 2022.

Growth Investments

Black Rock Wind

On December 29, 2021, the Company, through an indirect subsidiary, acquired from its sponsor a 50% interest in the Black Rock Wind Project, a 115 MW wind facility located in Grant and Mineral Counties, WV. The Company invested $60 million in net corporate capital for its interest in the project, of which $23 million was funded in February 2022 upon all turbines becoming operational. A majority of the project’s output is backed by contracts with investment-grade counterparties with a 15-year weighted average contract life.

Mesquite Sky Wind

On December 17, 2021, the Company, through an indirect subsidiary, acquired from its sponsor a 50% interest in the Mesquite Sky Wind Project, a 340 MW wind facility located in Callahan County, TX. The Company invested $61 million in net corporate capital for its interest in the project. A majority of the project’s output is backed by contracts with investment-grade counterparties with a 12-year weighted average contract life.

Acquisition of the Remaining 50% Interest in the Utah Solar Portfolio

On December 1, 2021, the Company acquired the remaining 50% equity interest in the Utah Solar Portfolio for $335 million before working capital and purchase price adjustments in the net amount of $5 million, representing total net consideration of $330 million. The Utah Solar Portfolio consists of seven utility-scale solar farms located in Utah representing 530 MW of capacity that achieved commercial operations in 2016. The assets within the portfolio sell power subject to 20-year PPAs with PacifiCorp that have approximately 15 years remaining under the agreements. The acquisition is expected to provide incremental annual asset CAFD on a five-year average basis of approximately $30 million beginning January 1, 2022. Following the close of the transaction, the Company now owns 100% of the membership interests in the Utah Solar Portfolio. The Company removed its equity method investment and consolidates its interests in the Utah Solar Portfolio within the Renewables segment from the date of the acquisition.

Daggett 3 Solar

On October 28, 2021, the Company, through an indirect subsidiary, entered into an agreement with its sponsor to acquire a 25% equity interest in the Daggett 3 solar project upon the project meeting certain milestones. Daggett 3 is a 300 MW solar generating facility under development with a combined 144 MW and 576 MWh battery energy storage system located in San Bernardino, California. The Company expects to invest approximately $21 million, subject to closing adjustments. Commercial operations of the facility and the Company's investment are expected to occur in 2022.

Pinnacle Wind Repowering

On February 26, 2021, the Company, through an indirect subsidiary, entered into an amended partnership agreement with its sponsor to repower the Pinnacle Wind Project, a 54 MW wind facility located in Mineral County, WV. On December 14, 2021, the repowering project reached commercial operations and on December 15, 2021, the Company invested $64 million in corporate capital in the project, which was utilized along with tax equity proceeds, to repay outstanding balances of construction financing. The existing Pinnacle Wind power purchase agreements will continue to run through 2031.

Financing Update

Sixth Amendment to Clearway Energy Operating LLC Revolving Credit Facility

On November 30, 2021, Clearway Energy Operating LLC entered into the Sixth Amendment to the Amended and Restated
Credit Agreement to provide for an increase of the maximum permitted borrower leverage ratio to 6.00 to 1.00, as defined in the Amended and Restated Credit Agreement, commencing on November 30, 2021 and ending on the leverage period termination date, which is the earliest of (i) two business days following the closing of the sale of the Thermal Business, (ii) 120 days following the termination or expiration of the binding agreement entered into to sell the Thermal Business and (iii) the maturity date of the Bridge Loan Agreement. The Sixth Amendment also permits the incurrence of the term loan facility under the Bridge Loan Agreement, permits the incurrence of hedging obligations, permits the prepayment of indebtedness, and implements certain other technical modifications.

Bridge Loan Agreement

On November 30, 2021, Clearway Energy Operating LLC entered into a senior secured bridge credit agreement, or the Bridge Loan Agreement, that provides for a term loan facility with an aggregate principal amount of $335 million. The Bridge Loan Agreement will mature no later than November 29, 2022. The Company intends to use proceeds from the disposition of the Thermal Business to repay the outstanding principal. The borrowings under the Bridge Loan Facility were used to acquire the Utah Solar Portfolio on December 1, 2021, as described above.

2032 Green Bond Senior Notes

On October 1, 2021, Clearway Energy Operating LLC completed the sale of $350 million of senior unsecured notes due 2032, or the 2032 Senior Notes. The 2032 Senior Notes bear interest at 3.750% and mature on January 15, 2032. Interest on the 2032 Senior Notes is payable semi-annually on January 15 and July 15 of each year. The 2032 Senior Notes are unsecured obligations of Clearway Energy Operating LLC and are guaranteed by Clearway Energy LLC and by certain of Clearway Energy Operating LLC's wholly owned current and future subsidiaries. The net proceeds from the 2032 Senior Notes were used to repurchase the $350 million in then outstanding 2026 Senior Notes.

Repurchase of 2026 Senior Notes

On October 1, 2021, the Company completed the repurchase of an aggregate principal amount of $123 million, or 35.3%, of the 2026 Senior Notes outstanding as part of the cash tender offer announced on September 24, 2021. On October 25, 2021, the Company exercised its right to optionally redeem the remaining principal amount of $227 million that were not validly tendered and purchased in the tender offer, pursuant to the terms of the indenture governing the 2026 Senior Notes. The 2026 Senior Notes repurchased and redeemed in October 2021 were effectuated at a premium of approximately 103% for total consideration of $359 million.

Quarterly Dividend

On February 17, 2022, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.3468 per share payable on March 15, 2022, to stockholders of record as of March 1, 2022.

For 2022, the Company anticipates that, due to the sale of the Thermal Business, it may have positive current year earnings and profits. As a result, a portion of any dividends paid to holders of Class A and Class C common stock in 2022 may be treated as taxable dividends for U.S. federal income tax purposes. Such portion of the dividends that could be treated as taxable will depend upon a number of factors, including, but not limited to, the closing of the Thermal business sale and amount of actual gain, overall business performance, and other business activity during the year.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;

•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Timing of distributions from unconsolidated affiliates

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

Financial Guidance and Pro Forma CAFD Outlook

The Company is reiterating its 2022 full year CAFD guidance of $395 million. The Company's 2022 financial guidance factors in the contribution of committed growth investments based on current expected closing timelines and assumes a full year contribution from the Thermal Business of approximately $40 million. 2022 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2022. The Company plans to update 2022 full year CAFD guidance after the Thermal Business transaction closes.

With the effects above, the timing of CAFD realization pursuant to 5-year averages, asset CAFD across all segments being materially in-line with current profiles, and the impact of the disposition of the Company's Thermal Platform, the Company is reiterating its pro forma CAFD outlook expectations of approximately $385 million.

Financial guidance and the pro forma CAFD outlook continue to be based on median renewable energy production estimates for the full year and do not factor in any additional CAFD related to the allocation of excess proceeds from the sale of the Thermal Business.

Earnings Conference Call

On February 28, 2022, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with over 5,000 net MW of installed wind and solar generation projects. Clearway Energy’s over 9,000 net MW of assets also includes approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities as well as a portfolio of district energy systems. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor, Global Infrastructure Partners.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” "target," “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements regarding the Company’s pending disposition of its Thermal Business, the Company’s dividend expectations and its operations, its facilities and its financial results, impacts related to COVID-19 (including any variant of the virus) or any other pandemic, the benefits of the relationship with Global Infrastructure Partners and Global Infrastructure Partners' expertise, the Company’s future relationship and arrangements with Global Infrastructure Partners and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, the Company's ability to maintain and grow its quarterly dividend, impacts related to COVID-19 (including any variant of the virus) or any other pandemic, risks relating to the Company's relationships with Global Infrastructure Partners and Clearway Energy Group, the failure to identify, execute or successfully implement acquisitions or dispositions (including receipt of third party consents and regulatory approvals), including the Company’s ability to complete the pending disposition of its Thermal Business, the Company's ability to acquire assets from Global Infrastructure Partners or Clearway Energy Group, the Company’s ability to raise additional capital due to its indebtedness, corporate structure, market conditions or otherwise, hazards customary in the power industry, weather conditions, including wind and solar performance, the Company’s ability to operate its businesses efficiently, manage maintenance capital expenditures and costs effectively, and generate earnings and cash flows from its asset-based businesses in relation to its debt and other obligations, the willingness and ability of counterparties to the Company’s offtake agreements to fulfill their obligations under such agreements, the Company's ability to enter into new contracts as existing contracts expire, changes in government regulations, operating and financial restrictions placed on the Company that are contained in the project-level debt facilities and other agreements of the Company and its subsidiaries, cyber terrorism and inadequate cybersecurity and the Company’s ability to borrow additional funds and access capital markets. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, February 28, 2022, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities and Exchange Commission.

# # #
Contacts:

Investors:                Media:
    Akil Marsh                Zadie Oleksiw
    investor.relations@clearwayenergy.com    media@clearwayenergy.com
    609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions, except per share amounts)	2021	2020	2019
Operating Revenues
Total operating revenues	$1,286	$1,199	$1,032
Operating Costs and Expenses
Cost of operations, exclusive of depreciation, amortization and accretion shown separately below	451	366	337
Depreciation, amortization and accretion	509	428	401
Impairment losses	6	24	33
General and administrative	40	34	29
Transaction and integration costs	7	9	3
Development costs	6	5	5
Total operating costs and expenses	1,019	866	808
Operating Income	267	333	224
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	32	7	83
Impairment loss on investment	—	(8)	—
Gain on sale of unconsolidated affiliate	—	49	—
Other income, net	3	4	9
Loss on debt extinguishment	(53)	(24)	(16)
Interest expense	(312)	(415)	(404)
Total other expense, net	(330)	(387)	(328)
Loss Before Income Taxes	(63)	(54)	(104)
Income tax expense (benefit)	12	8	(8)
Net Loss	(75)	(62)	(96)
Less: Net loss attributable to noncontrolling interests	(126)	(87)	(85)
Net Income (Loss) Attributable to Clearway Energy, Inc.	$51	$25	$(11)
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35
Weighted average number of Class C common shares outstanding - basic	82	80	74
Weighted average number of Class C common shares outstanding - diluted	82	81	74
Earnings (Loss) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.44	$0.22	$(0.10)
Dividends Per Class A Common Share	$1.33	$1.05	$0.8
Dividends Per Class C Common Share	$1.33	$1.05	$0.8

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(In millions)	2021	2020	2019
Net Loss	$(75)	$(62)	$(96)
Other Comprehensive Income, net of tax
Unrealized gain on derivatives, net of income tax (expense) benefit of $(3), $— and $1	19	1	7
Other comprehensive income	19	1	7
Comprehensive Loss	(56)	(61)	(89)
Less: Comprehensive loss attributable to noncontrolling interests	(115)	(87)	(81)
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$59	$26	$(8)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2021	December 31, 2020
ASSETS	(In millions)
Current Assets
Cash and cash equivalents	$179	$268
Restricted cash	475	197
Accounts receivable — trade	144	143
Inventory	37	42
Current assets held-for-sale	631	—
Prepayments and other current assets	65	58
Total current assets	1,531	708
Property, plant and equipment, net	7,650	7,217
Other Assets
Equity investments in affiliates	381	741
Intangible assets for power purchase agreements, net	2,419	1,230
Other intangible assets, net	80	140
Deferred income taxes	95	104
Derivative instruments	6	1
Right-of-use assets, net	550	337
Other non-current assets	101	114
Total other assets	3,632	2,667
Total Assets	$12,813	$10,592
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$772	$384
Accounts payable — trade	74	72
Accounts payable — affiliates	107	17
Derivative instruments	46	38
Accrued interest expense	54	44
Accrued expenses and other current liabilities	84	79
Total current liabilities	1,631	634
Other Liabilities
Long-term debt	6,939	6,585
Deferred income taxes	13	—
Derivative instruments	196	135
Long-term lease liabilities	561	345
Other non-current liabilities	173	178
Total other liabilities	7,882	7,243
Total Liabilities	9,513	7,877
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 201,856,166 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,779,021, Class D 42,738,750) at December 31, 2021 and 201,635,990 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,558,845, Class D 42,738,750) at December 31, 2020	1	1
Additional paid-in capital	1,872	1,922
Accumulated deficit	(33)	(84)
Accumulated other comprehensive loss	(6)	(14)
Noncontrolling interest	1,466	890
Total Stockholders' Equity	3,300	2,715
Total Liabilities and Stockholders' Equity	$12,813	$10,592

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities	(In millions)
Net loss	$(75)	$(62)	$(96)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(32)	(7)	(83)
Distributions from unconsolidated affiliates	38	61	34
Depreciation, amortization and accretion	509	428	401
Amortization of financing costs and debt discounts	14	15	17
Amortization of intangibles and out-of-market contracts	146	90	71
Loss on debt extinguishment	53	24	16
Reduction in carrying amount of right-of-use assets	11	4	7
Gain on sale of unconsolidated affiliate	—	(49)	—
Impairment losses	6	32	33
Change in deferred income taxes	12	8	(8)
Changes in derivative instruments	28	44	85
Loss on disposal of asset components	—	3	9
Cash provided (used) in changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	5	(1)	1
Changes in other working capital	(14)	(45)	(10)
Net Cash Provided by Operating Activities	701	545	477
Cash Flows from Investing Activities
Acquisitions, net of cash acquired	(533)	—	(100)
Partnership interest acquisition	—	—	(29)
Acquisition of Drop Down Assets, net of cash acquired	(229)	(122)	(161)
Buyout of Wind TE Holdco noncontrolling interest	—	—	(19)
Capital expenditures	(151)	(124)	(228)
Asset purchase from affiliate	(21)	—	—
Return of investment from unconsolidated affiliates	47	79	56
Investments in unconsolidated affiliates	—	(11)	(13)
Proceeds from sale of assets	—	90	20
Consolidation of DGPV Holdco 3 LLC	—	17	—
Other	22	9	6
Net Cash Used in Investing Activities	(865)	(62)	(468)
Cash Flows from Financing Activities
Contributions from noncontrolling interests, net of distributions	967	247	174
Buyout of Repowering Partnership II LLC noncontrolling interest	—	(70)	—
Proceeds from the issuance of common stock	—	62	100
Payments of dividends and distributions	(268)	(211)	(155)
Proceeds from the revolving credit facility	622	265	152
Payments for the revolving credit facility	(377)	(265)	(152)
Proceeds from issuance of long-term debt	1,728	1,084	1,215
Payments of debt issuance costs	(20)	(20)	(25)
Payments for long-term debt	(2,292)	(1,527)	(1,484)
Other	7	—	—
Net Cash Provided by (Used in) Financing Activities	367	(435)	(175)
Reclassification of Cash to Assets Held-for-Sale	(14)	—	—
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	189	48	(166)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	465	417	583
Cash, Cash Equivalents and Restricted Cash at End of Period	$654	$465	$417

Supplemental Disclosures
Interest paid, net of amount capitalized	$(337)	$(325)	$(313)
Non-cash investing and financing activities:
Reductions to fixed assets for accrued capital expenditures	(32)	(18)	(2)
Non-cash adjustment for change in tax basis	(7)	21	28
Non-cash contributions from CEG, net of distributions	31	6	36

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital		Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2018	$—	$1	$1,897		$(58)	$(18)	$402	$2,224
Net loss	—	—	—		(11)	—	(85)	(96)
Unrealized gain on derivatives, net of tax	—	—	—		—	3	4	7
Buyout of Wind TE Holdco non-controlling interest	—	—	(5)		—	—	(14)	(19)
Carlsbad Drop Down	—	—	—		—	—	(35)	(35)
Contributions from tax equity interests, net of distributions, cash	—	—	—		—	—	242	242
Distributions to CEG, net of contributions, cash	—	—	—		—	—	(68)	(68)
Cumulative effect of change in the accounting principle	—	—	—		(2)	—	(1)	(3)
Contributions from CEG net of distributions, non-cash	—	—	—		—	—	36	36
Stock-based compensation	—	—	3		(1)	—	—	2
Proceeds from the issuance of Class C Common Stock	—	—	100		—	—	—	100
Non-cash adjustment for change in tax basis	—	—	28		—	—	—	28
Common stock dividends	—	—	(87)		—	—	(68)	(155)
Balances at December 31, 2019	$—	$1	$1,936		$(72)	$(15)	$413	$2,263
Net income (loss)	—	—	—		25	—	(87)	(62)
Unrealized gain on derivatives, net of tax	—	—	—		—	1	—	1
Contributions from CEG, non-cash	—	—	—		—	—	6	6
Contributions from CEG, cash	—	—	—		—	—	6	6
Distributions to noncontrolling interests, non-cash	—	—	—		—	—	(2)	(2)
Contributions from noncontrolling interests, net of distributions, cash	—	—	—		—	—	240	240
DGPV Drop Down and Consolidation	—	—	—		—	—	(20)	(20)
Mesquite Star Drop Down and Consolidation	—	—	—		—	—	361	361
Langford Drop Down	—	—	—		—	—	76	76
Rosamond Central Drop Down	—	—	—		—	—	57	57
Lighthouse Partnership Yield Protection Agreement	—	—	(15)		—	—	—	(15)
Buyout of Repowering Partnership II LLC non-controlling interest	—	—	—		—	—	(70)	(70)
Stock-based compensation	—	—	2		—	—	—	2
Non-cash adjustment for change in tax basis	—	—	21		—	—	—	21
Net proceeds from the issuance of common stock under the ATM Programs	—	—	62		—	—	—	62
Common stock dividends and distributions to CEG	—	—	(84)		(37)	—	(90)	(211)
Balances at December 31, 2020	$—	$1	$1,922		$(84)	$(14)	$890	$2,715
Net income (loss)	—	—	—		51	—	(130)	(79)
Unrealized gain on derivatives, net of tax	—	—	—		—	8	11	19
Contributions from CEG, net of distributions, non-cash	—	—	—		—	—	31	31
Contributions from CEG, net of distributions, cash	—	—	—		—	—	296	296
Contributions from noncontrolling interests, net of distributions, cash	—	—	—		—	—	676	676
Lighthouse Partnership Yield Protection Agreement Amendment	—	—	15		—	—	—	15
Agua Acquisition	—	—	—	—	—	—	273	273
Rattlesnake Drop Down	—	—	—		—	—	(117)	(117)
Mesquite Sky Drop Down	—	—	78		—	—	(198)	(120)
Black Rock Drop Down	—	—	16		—	—	(153)	(137)
Stock-based compensation	—	—	3		—	—	—	3
Non-cash adjustment for change in tax basis	—	—	(7)		—	—	—	(7)
Common stock dividends and distributions to CEG	—	—	(155)		—	—	(113)	(268)
Balances at December 31, 2021	$—	$1	$1,872		$(33)	$(6)	$1,466	$3,300

Appendix Table A-1: Three Months Ended December 31, 2021, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$47	$(42)	$8	$(69)	$(56)
Plus:
Income Tax Expense	—	2	—	22	24
Interest Expense, net	12	39	4	25	80
Depreciation, Amortization, and ARO	33	88	1	—	122
Contract Amortization	6	31	—	—	37
Impairment Losses	—	6	—	—	6
Loss on Debt Extinguishment	—	—	—	11	11
Mark to Market (MtM) Losses on economic hedges	—	(3)	—	—	(3)
Transaction and integration costs	—	—	—	3	3
Other non-recurring charges	—	4	—	—	4
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	17	—	—	20
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	$101	$142	$13	$(6)	$250

Appendix Table A-2: Three Months Ended December 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$43	$(83)	$(1)	$(32)	$(73)
Plus:
Income Tax Benefit	—	—	—	(5)	(5)
Interest Expense, net	15	26	3	26	70
Depreciation, Amortization, and ARO	32	82	11	—	125
Contract Amortization	6	15	1	—	22
Impairment Losses and Impairment on Equity Investment	—	32	—	—	32
Loss on Debt Extinguishment	—	15	—	—	15
Mark to Market (MtM) Losses on economic hedges	—	(8)	—	—	(8)
Transaction and integration costs	—	—	—	7	7
Other non-recurring charges	—	(4)	1	(1)	(4)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	44	—	—	47
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$99	$119	$15	$(4)	$229

Appendix Table A-3: Twelve Months Ended December 31, 2021, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$172	$(65)	$22	$(204)	$(75)
Plus:
Income Tax Expense	—	2	—	10	12
Interest Expense, net	53	142	18	99	312
Depreciation, Amortization, and ARO	132	354	23	—	509
Contract Amortization	23	118	3	—	144
Impairment Losses	—	6	—	—	6
Loss on Debt Extinguishment	—	1	—	52	53
Mark to Market (MtM) Losses on Economic Hedges	—	87	—	—	87
Transaction and Integration costs	—	—	—	7	7
Other Non-recurring Charges	—	4	—	—	4
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	13	74	—	—	87
Non-Cash Equity Compensation	—	—	—	4	4
Adjusted EBITDA	$393	$723	$66	$(32)	$1,150

Appendix Table A-4: Twelve Months Ended December 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$140	$(109)	$3	$(96)	$(62)
Plus:
Income Tax Expense	—	—	—	8	8
Interest Expense, net	83	215	19	96	413
Depreciation, Amortization, and ARO	132	264	32	—	428
Contract Amortization	24	61	3	—	88
Impairment Losses and Impairment on Equity Investment	—	32	—	—	32
Loss on Debt Extinguishment	—	21	—	3	24
Transaction and Integration costs	—	—	—	9	9
Other Non-recurring Charges	—	(3)	3	(48)	(48)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	13	174	—	—	187
Non-Cash Equity Compensation	—	—	—	3	3
Adjusted EBITDA	$392	$655	$60	$(25)	$1,082

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/21	12/31/20	12/31/21	12/31/20
Adjusted EBITDA	$250	$229	$1,150	$1,082
Cash interest paid	(72)	(87)	(337)	(325)
Changes in prepaid and accrued liabilities for tolling agreements	(15)	(16)	5	(1)
Adjustment to reflect sale-type lease	1	—	1	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(21)	(35)	(120)	(196)
Distributions from unconsolidated affiliates	13	10	38	61
Changes in working capital and other	16	3	(36)	(76)
Cash from Operating Activities	172	104	701	545
Changes in working capital and other	(16)	(3)	36	76
Development Expenses[4]	1	1	6	5
Return of investment from unconsolidated affiliates	10	26	47	79
Net contributions (to)/from non-controlling interest[5]	(19)	(7)	(15)	(17)
Maintenance capital expenditures	(8)	(6)	(25)	(22)
Principal amortization of indebtedness[6]	(105)	(85)	(414)	(339)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	—	—	—	(32)
Cash Available for Distribution	$35	$30	$336	$295

4 Primarily relates to Thermal Development Expenses
5 2021 excludes $672 million of contributions related to funding Mesquite Sky, Black Rock, Rattlesnake, and Pinnacle and $49 million of Hawaii refundable state tax credits; 2020 excludes $376 million of contributions relating to funding of Repowering 1.0, Langford, and Rosamond Central Partnerships
6 2021 excludes $1,372 million total consideration for the redemption of Corporate Notes and revolver payments, $717 million in connection with Mesquite Sky, Black Rock, and Rattlesnake debt repaid at acquisition, and $169 million in connection with Pinnacle repowering; 2020 excludes $374 million for the refinancing of the DG Solar funds (DG-CS Master Borrower), $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership, $247 million for the refinancing of Utah Solar Portfolio, $158 million for the refinancing of Alpine, Blythe, and Roadrunner (NIMH Solar), $135 million total consideration for the redemption of Corporate Notes, and $130 million for the repayment of construction financing in connection with Rosamond Central

Appendix Table A-6: Twelve Months Ended December 31, 2021, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2021:

Twelve Months Ended
($ in millions)	12/31/21
Sources:
Proceeds from issuance of long-term debt	1,728
Contributions from noncontrolling interests, net of distributions	967
Net cash provided by operating activities	701
Proceeds from the revolving credit facility	622
Return of investment from unconsolidated affiliates	47

Uses:
Payments for long-term debt	(2,292)
Acquisitions, net of cash acquired	(533)
Payments for the revolving credit facility	(377)
Payments of dividends and distributions	(268)
Acquisition of Drop Down Assets, net of cash acquired	(229)
Capital expenditures	(151)
Payments of debt issuance costs	(20)
Other net cash outflows	(6)

Change in total cash, cash equivalents, and restricted cash	$189

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance, Thermal Full Year, and Pro Forma Outlook

($ in millions)	2022 Full Year Guidance	2022 Thermal Full Year	Pro Forma CAFD Outlook
Net Income	$120	$15	$75
Income Tax Expense	20	—	15
Interest Expense, net	460	20	385
Depreciation, Amortization, and ARO Expense	605	30	530
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	60	—	45
Non-Cash Equity Compensation	5	—	5
Adjusted EBITDA	1,270	65	1,055
Cash interest paid	(333)	(20)	(285)
Changes in prepaid and accrued liabilities for tolling agreements	10	—	(5)
Adjustment to reflect sale-type lease[7]	9	3	6
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(85)	—	(86)
Cash distributions from unconsolidated affiliates[8]	45	—	48
Income Tax Payment	(2)	—	—
Cash from Operating Activities	914	48	733
Development Expense[9]	8	8	—
Net distributions to non-controlling interest[10]	(64)	—	(67)
Maintenance capital expenditures	(36)	(16)	(20)
Principal amortization of indebtedness	(427)	—	(261)
Cash Available for Distribution	$395	$40	$385

Appendix Table A-8: Growth Investments 5 Year Average CAFD

($ in millions)	Utah Solar Portfolio 5 Year Ave. - 2022-2026
Net Income	$14
Depreciation, Amortization, and ARO Expense	32
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	(16)
Adjusted EBITDA	30
Pro-rata Adjusted EBITDA from unconsolidated affiliates	30
Cash distributions from unconsolidated affiliates	(30)
Cash from Operating Activities	30
Estimated Cash Available for Distribution	$30

7 Adjustment to reflect cash generated from sales-type lease projects
8 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
9 Primarily relates to Thermal Development Expenses
10 Includes tax equity proceeds and distributions to tax equity partners

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

A non-GAAP measure, Cash Available for Distribution is defined as of December 31, 2021 as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, adjustments to reflect sales-type lease cash payments, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.